NOTE

DATE:  July 31, 1996                         Shepherdsville,
Kentucky

1. BORROWER'S PROMISE TO PAY

     In return for a loan that I have received, I, FREEDOM FINANCIAL CORPORATION, an Indiana corporation, (Borrower), promise to pay U.S. ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS AND NO/100 ($1,800,000.00) (this amount is called "principal"), plus interest, to the order of the Lender. The Lender is PIONEER BANK. I, understand that the Lender may transfer this Note. The Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this Note is called the "Note Holder."

2.  INTEREST AND PAYMENTS

     2.1  Repayment.  The loan of ONE MILLION EIGHT HUNDRED
THOUSAND DOLLARS AND NO/100 ($1,800,000.00) shall be repaid as follows:

     2.1 Installments of Principal and Interest Under the Note This loan provides a commercial loan in the amount of ONE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($1,800,000.00) for a term of one year, which term shall expire on the 31st day of July, 1997, if not renewed or extended by the Bank, at the Bank's sole option.

     Interest on this Loan of ONE MILLION EIGHT HUNDRED THOUSAND
AND NO/100 ($1,800,000.00), shall be paid to the Bank in quarterly payments. The term of the Loan shall be a one (1) year period, requiring quarterly payments of interest on the outstanding balance of the principal borrowed and one final payment of the outstanding balance of accrued interest and principal borrowed due on the 31st day of July, 1997.

     This is a variable interest rate Note. The interest rate charged on the outstanding balance is a floating rate of one percent (1%) per annum in excess of the New York prime rate as quoted in the Wall Street Journal. On this date, the interest rate is nine and one quarter percent (9.25%) per annum. This interest rate may fluctuate on a daily basis. Any increase in the interest rate will result in higher quarterly interest payments.

     Notice by the Bank to the Borrower of any increase, decrease or no change, in the interest rate being charged shall be given prior to a payment of interest being due.

     In addition to the quarterly interest payments, Borrower will also make quarterly principal payments of FIFTY THOUSAND
DOLLARS AND NO/100 ($50,000.00) each to be applied to the outstanding principal balance.

     The Loan may be renewed or extended at the sole discretion of the Bank.

     2.2 Application of Payments. All payments on the Note of any nature whatsoever, whether received by the Bank by direct remittance, set-off, foreclosure or other enforcement of security or otherwise shall be applied first to interest accrued to date of receipt, then against the principal in accordance with the terms of the Note thereof, then to any expenses or charges payable hereunder, finally to the balance -if any- against the principal in accordance with the terms of the Note thereof.

     All payments of principal and accrued interest shall be made in legal tender of the United States of America in immediately available funds at the Bank's principal office on the dated specified herein.

     2.3 Pre-payment Penalty. There is no prepayment penalty associated with this loan. Borrower can prepay the loan in whole or in part without penalty at any time during the term of the loan.

     I will make all payments at Pioneer Bank, P.O. Box 669,
Munfordville, Kentucky 42765, or at a different place if required by Note Holder.

3.  BORROWER'S RIGHT TO PREPAY

     I have the right to make payments of principal at any time before they are due. A payment of principal only is known as a "prepayment". When I make a prepayment, I will tell the Note Holder in writing that I am doing so. I may make a full prepayment or partial prepayments without paying any prepayment charge except as noted hereinabove. The Note Holder will use all of my prepayments to reduce the amount of principal that I owe under this Note. If I make a partial prepayment, there will no changes in the due date or in the amount of my quarterly payments unless the Note Holder agrees in writing to those changes.

4.  LOAN CHARGES

     If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (i) any such loan charge will be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from me which exceeded permitted limits will be refunded to me. The Note Holder may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me. If a refund reduces principal, the reduction will be treated as a partial prepayment.

5.  BORROWER'S FAILURE TO PAY AS REQUIRED

     (A) Late Charge for Overdue Payments:
     If the Note Holder has not received the full amount of any payment by the end of 10 calendar days after the date it is due, I will pay a late charge to the Note Holder. The amount of the charge will be 5% of my overdue payment of principal and interest. I will pay this late charge promptly but only once on each late payment.
     (B) Default
     If I do not pay the full amount of each payment on the date it is due, I will be in default.
     (C) Notice of Default:
     If I am in default, the Note Holder may send me a written notice telling me that if I do not pay the overdue amount by a certain date, the Note Holder may require me to pay immediately the full amount of principal which has not been paid and all the interest that I owe on that amount. That date must be at least 30 days after the date on which the notice is delivered or mailed to me.
     (D) No Waiver by Note Holder:
     Even if, at a time when I am in default, the Note Holder does not require me to pay immediately in full as described above, the Note Holder will still have the right to do so if I am in default at a later time.
     (E) Payment of Note Holder's Cost and Expenses
     If the Note Holder has required me to pay immediately in full as described above, the Note Holder will have the right to be paid back by me for its costs and expenses, including reasonable attorney's fees in enforcing this Note (both pre- and post-judgment costs and expenses).

6.  GIVING OF NOTICES

     Unless applicable law requires a different method, any notice that must be given to me under this Note will be given by delivering it or by mailing it by first class mail to me at 2669 Charlestown Road, Suite D, New Albany, IN 47150. Any notice that must be given to the Note Holder under this Note will be given by mailing it by first class mail to the Note Holder at the address stated in Section 2 above or at a different address if I am given a notice of that different address.

7.  OBLIGATIONS OF PERSONS UNDER THIS NOTE

     If more than one person signs this Note, each person is fully and personally obligated to keep all the promises made in this Note, including the promise to pay the full amount owed.
Any person who is a guarantor, surety or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that any one of us may be required to pay all of the amounts owed under this Note.

8.  WAIVERS

     I and any other person who has obligations under this Note waive the rights of presentiment and notice of dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

9. UNIFORM SECURED NOTE

     This Note is a uniform instrument with limited variations in some jurisdictions. In addition to the protections given to the Note Holder under this Note, a Loan Agreement, Stock Pledge Agreement and Guaranty Agreement (the "Security Instrument"), dated the same date as this Note, protects the Note Holder from possible losses which might result if I do not keep the promises which I make in this Note. That Security Instrument described how and under what conditions I may be required to make immediate payment in full or all amounts I owe under this Note. Some of those conditions are described as follows:

     Transfer of the Property of a Beneficial Interest in Borrower. If all or any part of the Property or any interest in it is sold or transferred (or if a beneficial interest in Borrower is sold or transferred and Borrower is not a natural person) without Lender's prior written consent, Lender may, at its option, require immediate payment in full or all sums secured by this Security Instrument. However, this option will not be exercised by Lender if exercise is prohibited by federal law as of the date of this Security Instrument.

     If Lender exercised this option, Lender will give Borrower notice of acceleration. The notice will provide a period of not less than 30 days from the date the notice is delivered or mailed within which Borrower must pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower.


FREEDOM FINANCIAL CORPORATION


BY:  /s/ W. Bennett Collett
W. BENNETT COLLETT, CHAIRMAN & CEO